UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 24, 2016

DECKERS OUTDOOR CORPORATION
(Exact name of registrant as specified in its charter)
Delaware
(State or other jurisdiction of incorporation)
000-22446	95-3015862
(Commission File Number)	(IRS Employer Identification No.)
250 Coromar Drive, Goleta, California	93117
(Address of principal executive offices)	(Zip code)
Registrant’s telephone number, including area code (805) 967-7611

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Retirement of Angel Martinez as Chief Executive Officer
On May 24, 2016, Angel Martinez announced to Deckers Outdoor Corporation (the “Company”) his intention to retire from his position as Chief Executive Officer, effective May 31, 2016 (the “Retirement Date”). Following the Retirement Date, Mr. Martinez will continue to serve as Chairman of the Company’s Board of Directors (the “Board”) and will provide consulting services to the Company for the principal purpose of assisting in the orderly transition of his roles and responsibilities.
Summary of Consulting Agreement
In connection with Mr. Martinez’s retirement, the Company entered into a Consulting Agreement and General Release (the “Consulting Agreement”) with Mr. Martinez on May 24, 2016. Under the terms of the Consulting Agreement, Mr. Martinez will provide consulting services from June 1, 2016 until the earliest to occur of (i) May 31, 2017, (ii) fifteen (15) days following the delivery of written notice by Mr. Martinez to the Company, and (iii) immediately upon the Company delivering written notice to Mr. Martinez regarding an uncured material breach of any of his obligations under the Consulting Agreement, or an uncured material breach of any of his obligations under his confidentiality agreement with the Company (such period the “Consulting Period”). The Consulting Agreement will supersede and replace in full the Change of Control and Severance Agreement, dated as of January 1, 2010, by and between the Company and Mr. Martinez.
The Consulting Agreement provides that the Company will, among other things, pay Mr. Martinez aggregate consulting fees in the amount of $500,000, which amount will be paid in twelve equal monthly installments, less any legally required withholding and deductions. In addition, the Company will pay Mr. Martinez (i) any base salary that has accrued but was not paid as of the Retirement Date, (ii) reimbursement for expenses reasonably incurred in connection with his employment with the Company during the period prior to the Retirement Date, and (iii) any accrued and vested benefits required to be provided by the terms of the Company-sponsored benefit plans or any benefits required to be paid or provided under applicable law. In addition, any equity awards previously granted to Mr. Martinez by the Company, including any restricted stock unit awards or stock appreciation rights, to the extent such awards were outstanding on the Retirement Date (such awards, collectively, the “Equity Awards”), will remain outstanding subject to and consistent with the terms of the Company’s 2015 Stock Incentive Plan (the “2015 Plan”) or 2006 Equity Incentive Plan, as applicable, and the award agreements pursuant to which the Equity Awards were granted. During the Consulting Period, and during the period that Mr. Martinez continues to serve on the Board, Mr. Martinez will continue to perform “Continuous Service” to the Company for purposes of the Equity Awards.
Mr. Martinez’s receipt of the aforementioned payments and other benefits is conditioned upon the effectiveness of a general release of claims in favor of the Company that is included within the Consulting Agreement, as well as his compliance with the confidentiality, non-competition, non-solicitation, non-disparagement and other standard covenants set forth in the Consulting Agreement. In particular, Mr. Martinez has agreed not to accept employment from, or enter into another professional relationship with, any competitor of the Company or any of its subsidiaries, or to otherwise engage in any business activity that is competitive with the Company or any of its subsidiaries, until the later to occur of the termination of the Consulting Agreement or the termination of his service on the Board. Mr. Martinez has also agreed to indemnify the Company for losses arising out of the Consulting Agreement and the provision of consulting services to the Company thereunder.
The foregoing description of the Consulting Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Consulting Agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K (this “Current Report”).

Continued Service as Chairman of the Board
Following the Retirement Date, Mr. Martinez will continue to serve as the Chairman of the Board, subject to the terms of the Company’s Amended and Restated Certificate of Incorporation (the “Charter”) and Amended and Restated Bylaws (the “Bylaws”). Mr. Martinez will be entitled to receive an annual cash retainer fee of $160,000 for serving as the Chairman of the Board. In addition, as a non-employee member of the Board, Mr. Martinez will be entitled to receive director compensation consistent with the terms of the Company’s standard non-employee director compensation policy, which includes (i) an additional annual cash retainer fee of $65,000, (ii) reimbursement of any reasonable expenses incurred in connection with service as a director, and (iii) a grant of Company common stock with a total value of approximately $125,000 annually, which will vest immediately on the date of grant.
Appointment of David Powers as Chief Executive Officer
On May 26, 2016, the Company announced that David Powers has been appointed as Chief Executive Officer effective June 1, 2016.
Mr. Powers, age 50, has served as President of Deckers Brand since May 2015. Mr. Powers joined the Company in 2012 as President of Direct-to-Consumer (DTC). Mr. Powers has over 20 years of experience in merchandising, product and marketing development, and leading global DTC operations and wholesale businesses. Prior to joining the Company, Mr. Powers served four years as Vice President of Global Direct-to-Consumer at Converse Inc. where he oversaw owned and distributor DTC as part of the Nike retail leadership team. Mr. Powers also held several executive leadership roles at The Timberland Company, including Worldwide General Merchandise Manager and Senior Director European Retail, where he led worldwide retail merchandising, marketing, visual and store design, and oversaw European Retail Operations. Prior to this, Mr. Powers spent 10 years at Gap Inc. where he held multiple senior management titles, including Global Divisional Merchandise Manager for the boy’s division. Mr. Powers graduated cum laude from Northeastern University with a B.S. in Marketing.
In connection with his appointment, Mr. Powers will initially be entitled to (i) an annual base salary of $950,000 and (ii) a bonus opportunity in the target amount of 100% of annual base salary, subject to achieving Company performance objectives to be determined by the Compensation Committee of the Board (the “Compensation Committee”). In addition, the Compensation Committee will consider equity grants pursuant to the 2015 Plan for Mr. Powers relating to his appointment as Chief Executive Officer at a later date in accordance with the Compensation Committee’s annual compensation review for executive officers. The Company advises that once those terms are finalized by the Compensation Committee, the Company will file an additional Current Report to disclose the material terms.
Appointment of David Powers as a Member of the Board
Mr. Powers has been appointed to serve as a member of the Board, effective immediately upon his appointment as Chief Executive Officer. The appointment was recommended by the Corporate Governance Committee of the Board (the “Governance Committee”), and approved by the full Board. Mr. Powers will have an initial term of office expiring at the annual meeting of stockholders to be held in 2016, subject to his future nomination by the Governance Committee and election by the Company’s stockholders.
The Board believes that Mr. Powers is qualified to serve on the Board as a result of having over 20 years of experience as an executive leader in footwear, apparel and retail. Through Mr. Powers’ leadership roles at the Company, Converse Inc., The Timberland Company and Gap Inc. he has extensive experience in the following areas:

•	Industry Experience: Mr. Powers has extensive experience in the footwear and apparel industry through a variety of positions at three different footwear companies and a global apparel retailer.

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Retail Experience and Distribution/Logistics Experience: During his tenure at the Company and at Converse Inc., Mr. Powers was responsible for global owned and distributor Direct-to-Consumer operations as part of the Nike retail leadership team. Further, during his tenure at The Timberland Company and Gap Inc., Mr. Powers had leadership roles with a variety of retail responsibilities from merchandising to store design.

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Sales and Marketing Experience: Mr. Powers graduated cum laude from Northeastern University with a B.S. in Marketing. Throughout his career, he has been responsible for the development of marketing strategy, with a focus on consumer engagement.

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International Experience: During Mr. Powers’ executive leadership roles at The Timberland Company, Mr. Powers led worldwide retail merchandising, marketing, visual and store design, and oversaw European Retail Operations.

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Public Company Management Experience: Mr. Powers’ leadership roles have all been at public companies. During the last year, Mr. Powers has served as the Company’s President with global responsibilities and oversight.

In accordance with the Company’s standard compensation policies applicable to employee-directors, Mr. Powers will not receive any additional compensation for serving as a director.
No Arrangements / No Family Relationships / No Related Party Transactions
There are no arrangements or understandings between Mr. Powers and any other person pursuant to which he was selected to serve as Chief Executive Officer or as a member of the Board. There are no family relationships between Mr. Powers and any director, executive officer or person nominated or chosen by the Company to become a director or executive officer. Except for his existing employment relationship with the Company and the compensation arrangements arising in connection therewith (which have been disclosed pursuant to Item 402 of Regulation S-K), there are no relationships involving Mr. Powers that are required to be reported pursuant to Item 404(a) of Regulation S-K.
Issuance of Press Release
On May 26, 2016, the Company issued a press release announcing the retirement of Mr. Martinez as Chief Executive Officer and the appointment of Mr. Powers as Chief Executive Officer and as a member of the Board. A copy of the press release is attached hereto as Exhibit 99.1. The press release is being furnished with this Current Report and shall not be deemed “filed” for the purposes of Section 18 of the Securities and Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except as expressly set forth by specific reference in such filing.
Amendment to Stock Unit Award Agreement for David Lafitte
As previously disclosed, David Lafitte, the Chief Operating Officer of the Company, was previously granted approximately $900,000 of Time-Based Restricted Stock Units (“RSUs”) pursuant to a Stock Unit Award Agreement, dated February 9, 2015, between the Company and Mr. Lafitte (the “Stock Unit Award Agreement”). The Stock Unit Award Agreement provides, among other things, that if Mr. Lafitte’s “Continuous Service” with the Company terminates before the third anniversary of the grant date, all RSUs that have not vested as of the date of termination will automatically expire; provided that if his “Continuous Service” ceases due to termination without cause or pursuant to a constructive termination, then he is entitled to a pro rata portion of the unvested RSUs.

On May 24, 2016, the Compensation Committee agreed to amend the Stock Unit Award Agreement to provide that, upon a termination of “Continuous Service” without “Cause,” one hundred percent (100%) of the unvested RSUs will vest immediately. The amendment did not change any other terms of the Stock Unit Award Agreement.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
In connection with the appointment of Mr. Powers to the Board as discussed above, effective as of May 24, 2016, the Board approved an amendment to Section 3.2 of Article III of the Bylaws to provide that the authorized number of directors of the Company be not less than one and not more than ten, with the exact number to be fixed from time to time by a resolution adopted by the affirmative vote of a majority of the Board (the “Bylaw Amendment”). On the same date, the Board adopted resolutions setting the number of directors of the Company at ten and approving the appointment of Mr. Powers to fill the vacancy created by the Bylaw Amendment.
The foregoing description of the Bylaw Amendment does not purport to be complete and is qualified in its entirety by reference to the complete text of the Certificate of Amendment to Amended and Restated Bylaws, a copy of which is attached as Exhibit 3.1 to this Current Report.
Item 9.01    Exhibits.
(d)    Exhibits. The following exhibits are attached to this Current Report on Form 8-K:

Exhibit No.	Description
3.1	Certificate of Amendment to Amended and Restated Bylaws, as adopted by Deckers Outdoor Corporation on May 24, 2016.
10.1	Consulting Agreement and General Release, dated May 24, 2016 and effective May 31, 2016, entered into by and between Deckers Outdoor Corporation and Angel Martinez.
99.1	Press release, dated May 26, 2016, issued by Deckers Outdoor Corporation.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 26, 2016

Deckers Outdoor Corporation
/s/ Thomas A. George
Thomas A. George, Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
3.1	Certificate of Amendment to Amended and Restated Bylaws, as adopted by Deckers Outdoor Corporation on May 24, 2016.
10.1	Consulting Agreement and General Release, dated May 24, 2016 and effective May 31, 2016, entered into by and between Deckers Outdoor Corporation and Angel Martinez.
99.1	Press release, dated May 26, 2016, issued by Deckers Outdoor Corporation.